AKIN GUMP
STRAUSS HAUER & FELD LLP
----------Attorneys at Law

                                                                     Exhibit 5.1



                                 April 22, 2004


Inn of the Mountain Gods Resort and Casino
287 Carrizo Canyon Road
Mescalero, NM 88340

Re:  Inn of the Mountain Gods Resort and Casino
     S-4 Registration Statement No. 333-113140

Ladies and Gentlemen:

     We have acted as counsel to Inn of the Mountain Gods Resort and Casino, an unincorporated enterprise (the "Company") of the Mescalero Apache Tribe (the "Tribe"), Casino Apache, an unincorporated enterprise of the Tribe, Inn of the Mountain Gods, an unincorporated enterprise of the Tribe, Casino Apache Travel Center, an unincorporated enterprise of the Tribe and Ski Apache, an unincorporated enterprise of the Tribe (all of the foregoing, other than the Company, collectively, the "Subsidiary Guarantors"), in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended from time to time, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of (i) the proposed offer by the Company to exchange (the "Exchange Offer") up to $200,000,000 aggregate principal amount of new 12% Senior Notes of the Company due 2010 (the "Exchange Notes") which are registered under the Act for any and all outstanding 12% Senior Notes of the Company due 2010 (the "Original Notes" and, collectively with the Exchange Notes, the "Notes") and
(ii) the guaranty of the Exchange Notes by each Subsidiary Guarantor.

     The Original Notes have been, and the Exchange Notes will be, issued pursuant to that certain Indenture (the "Indenture") dated as of November 3, 2003 among the Tribe, the Resort and the Subsidiary Guarantors on the one hand, and U.S. Bank National Association, as trustee (the "Trustee"), on the other hand, which provides for guarantees (the "Guarantees") of the Notes by the Company and the Subsidiary Guarantors.

     We have examined originals or certified copies of such records of the Company and the Subsidiary Guarantors and certificates of officers and other officials of the Resort and the Subsidiary Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, corporate or other power of all persons signing on behalf of the parties thereto other than the Company and the Subsidiary Guarantors, the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Subsidiary Guarantors, that the Exchange Notes will conform to the specimens examined by us and that the Trustee's certificate of authentication of Exchange Notes will be manually signed by one of the Trustee's authorized officers.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (i) the Registration Statement has become effective under the Act,

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(ii) the Original Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and (iii) the Exchange Notes have been issued and delivered in accordance with the terms of the Indenture, against receipt of the Original Notes surrendered in exchange thereof:

     1. The Exchange Notes will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

     2. The Guarantees will be valid and binding obligations of the Company and the Subsidiary Guarantors.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

     A.   We express no opinion as to the laws of any jurisdiction other than
          (i) any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of the Laws of the State of New York and (ii) (a) the Tribe's Revised Constitution of January 12, 1965, as amended through May 31, 1985 (the "Constitution"); (b) the Mescalero Apache Tribal Code (the "Code"); and (c) the Ordinances ("Ordinances") of the Tribe adopted by the Tribal Council (collectively, the Constitution, the Code and the Ordinances, the "Tribal Law").

     B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

     C. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally including court decisions interpreting such Laws; (ii) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the power of the courts to award damages in lieu of equitable remedies; and (iv) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution. We express no opinion as to the enforceability of Sections 4.06, 12.07 or 12.08 of the Indenture.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,




                                    /s/ Akin Gump Straus Hauer & FELD LLP
                                    ----------------------------------------
                                    AKIN GUMP STRAUSS HAUER & FELD LLP